Exhibit 99.1

CUNNINGHAM DALMAN PC ATTORNEYS AT LAW	James A. Bidol Andrew J. Mulder Joel G. Bouwens Kenneth B. Breese Jeffrey K. Helder Ronald J. Vander Veen David M. Zessin Randall S. Schipper Susan E. Vroegop Gregory J. McCoy	P. Haans Mulder Vincent L. Duckworth Kenneth M. Horius Nicholas R. Dekker
Of Counsel: Gordon H. Cunningham Ronald L. Dalman Max R. Murphy

December 11, 2009

VIA CERTIFIED

CornerWorld Corp.

Attn: Scott Beck, Chief Executive Officer

12222 Merit Drive, Suite 120

Dallas, TX 75251

Re:	Defaults on Debenture, Promissory Note,

Security Agreements and Collateral

Perfection Agreements

Dear Mr. Beck;

As you know, our firm represents Mr. Ned Timmer. Notice was given pursuant to the attached correspondence in June, 2009, of violations of the above agreement. Those violations continue, including but not limited to, (a) your continued diversion of funds from the companies without Mr. Timmer’s approval, (b) your failure to obtain a control agreement with Comerica Bank and (c) the startup of the Tiny Dial business as part of Enversa. These defaults have not been cured.

In addition, we have discovered additional defaults since the June letter. We understand that you have created and are moving to operate MAP Telecom as a rural Competitive Local Exchange Company (CLEC) as part of Enversa, in addition to spending money to provide conference calling services through Woodland Holdings, without Mr. Timmer’s approval. This is contrary to your Section 5 of the secured debenture.

Due to ongoing defaults under the above agreements, Mr. Timmer has exercised his rights as a secured creditor holding a security interest in the outstanding stock of Woodland Holdings Corporation, Woodland Wireless Solutions, LTD and as a secured creditor holding a security interest in all of the outstanding membership interest in West Michigan Co- Location Services, LLC, S Squared, LLC and T2 TV, LLC.

Pursuant to the rights granted to him under the above agreements, he has voted the stock and the membership interest to install new management of the above 5 companies. The new Director of Woodland Holdings and Woodland Wireless is Ned Timmer. The new officers are as follows:

President: Ned Timmer,

Secretary: JoLee Timmer and

Treasurer: Ned Timmer.

____________________________

E-mail cunndal@holland-law.com

321 Settlers Road, PO Box 1767, Holland, Michigan 49422-1767 • Voice 616-392-1821 • Fax 616-396-7106

West Michigan Co- Location Services, LLC’s, S Squared, LLC’s and T2 TV, LLC’s Articles have been amended to reflect that all three of these companies are managed by a manager. The new manager is Mr. Ned Timmer.

The only persons authorized to write checks or make withdrawals from the deposit accounts of the above 5 companies are: Mr. Ned Timmer.

Mr. Timmer has exercised his right in order to protect his collateral position and to begin to enforce his rights as a secured creditor. You no longer have the authority to participate in management, check writing, money transfers or operations of the 5 companies, that authority is terminated. You shall not contact company employees or customers or otherwise interfere in the operations of these companies.

The companies will continue to be operated at this point while we analyze the best means to dispose of or liquidate the companies to satisfy the debt obligations owing to Mr. Timmer and IU, in accordance with the priorities of their respective security interests.

Very truly yours,

CUNNINGHAM DALMAN, P.C.

By	/s/ Ronald J. Vander Veen

Ronald J. Vander Veen

rjvv@holland-law.com

RVV/jt

Enclosure

cc:	Net Timmer

Kramer Levin Naftalis & Frankel LLP

IU Investments, LLC